EX 99.1
FOR IMMEDIATE RELEASE
Contacts:  Edward A. Labry
            Concord EFS, Inc.
            (901) 371-8000


                      CONCORD EFS AND STAR SYSTEMS TO MERGE

Memphis, TN - October 9, 2000 - Concord EFS, Inc. (NASDAQ: CEFT), a leading electronic commerce processor, and Star Systems, Inc., the largest PIN-secured payments network in the U.S., today announced that they have entered into a merger agreement pursuant to which Star Systems would become a wholly-owned subsidiary of Concord. Concord currently owns the MAC; EFT network, which provides services to over 3,300 financial institutions primarily in the Northeast and Midwest. The STARsm network has 3,500 financial institution members, and operates primarily in 22 states in the West, Southwest, and Southeast, plus the District of Columbia. In connection with the closing of the merger, Concord will issue 24.75 million shares of common stock for all of the outstanding shares of Star Systems' common stock. The merger is expected to be completed during the first half of 2001, subject to regulatory approval and other closing conditions, and is expected to be accounted for as a pooling of interests transaction. It is anticipated that the transaction will be non-dilutive in the first year and accretive in future years, consistent with Concord's strategy to supplement its strong internal growth with additive acquisitions.

"This merger is evidence of our belief in the significant potential for growth in PIN-based debit transactions, which are the most secure, cost-efficient card-based payments available," said Edward A. Labry III, Concord president. "Combining the MAC and STAR networks will produce a national debit network with broad geographic coverage, improved efficiencies, and new on-line consumer products and services. Going forward, we believe that the large debit card base resulting from this combination will help fuel growth in PIN-secured payments both at the point of sale and via the Internet, producing further benefits for financial institutions and retailers nationwide."

STAR leads the industry in PIN-secured debit used for payment at the point of sale (POS). Of the 2.4 billion transactions processed by STAR in 1999, 40% were payments made by STAR cardholders at an estimated 500,000 point of sale locations. More than 136,000 ATMs and 80 million cards carry the STAR brand. The MAC network, which processed 1.9 billion transactions in 1999, has 52,000 MAC-branded ATMs, plus an additional 7,000 ATMs currently branded Cash Station; but transitioning to the MAC brand in the coming months. The financial institution channel accounted for 47% of Concord's transactions in 1999.

"Joining with Concord is a good match of product lines and strategies," said Ronald V. Congemi, president and CEO of Star Systems, Inc. "Whereas STAR is strong in branded network access services, Concord is a leader in ATM processing services. STAR and MAC members will benefit from the best that both companies have to offer, and cardholders will benefit from access to more ATM and POS locations than ever before. This merger will also position us to further develop new and better payment services."
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Executives  of both  companies  say that they  expect that both the STAR and MAC network brands will co-exist for some period of time. Adds Congemi, "Both networks have developed strong brand franchises in their respective regions among financial institutions, merchants, and consumers, and there are a number of ways we can make the most of these strengths."

Note: A listen-only conference call with Dan M. Palmer, Concord chairman and CEO, and Edward A. Labry, Concord president, is scheduled for Monday, October 9, 2000 at 12:00 p.m. Eastern time. The conference call number for Domestic USA is
(800) 482-5567, International call-in number is (303) 267-1007. The pass code for the call is 831816. Digital Replay numbers for the conference call are Domestic USA (800) 625-5288, International call-in number is (303) 804-1855. The pass code for the replay is 831816. The replay will run October 9, 2000 through October 11, 2000.

About Concord EFS, Inc.:
Concord is a vertically-integrated electronic transaction processor, providing transaction authorization, data capture, settlement and funds transfer services to financial institutions, supermarkets, petroleum retailers, convenience stores, and other independent retailers. Concord's primary activities include providing credit, debit, check authorization, and electronic benefits transfer
(EBT) processing services to selected retail segments; and providing gateway processing, ATM driving and MAC network access to the financial services industry. Concord also provides electronic payment and payroll services to trucking companies, truck stops and other businesses. Concord news releases, links to SEC filings, and other information are available on its corporate web site at www.concordefs.com.

About Star Systems, Inc.:
The STAR Network processes more than 2.4 billion transactions a year via nearly 3,500 member financial institutions and 636,000 participating ATMs and retail locations such as grocery stores, gas stations, and discount stores. The leading electronic payments network in the U.S., STAR is headquartered in Maitland, FL, with offices also in San Diego, CA; Columbia, SC; Reston, VA; and St. Louis, MO. Visit http://www.star-system.com for more information.

This release may contain or incorporate by reference statements which may constitute "forward-looking" information, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statements are not guarantees for future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time. See the cautionary statements included as Exhibit 99 to our Form 10-Q for the quarter ended March 31, 1999 for a more detailed discussion of certain of the factors that could cause actual results to differ materially from those included in the forward-looking statements.